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                                                                    Exhibit 10.1


                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                            THE BON-TON STORES, INC.

                                       AND

                             HSBC BANK NEVADA, N.A.

                            DATED AS OF JUNE 20, 2005

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                                TABLE OF CONTENTS

ARTICLE  1  DEFINITIONS.....................................................      4
     Section 1.1  Definition of Terms Used in the Agreement.................      4

ARTICLE  2  PURCHASE OF ACCOUNT PORTFOLIO ASSETS............................      9
     Section 2.1  Purchase..................................................      9
     Section 2.2  Preliminary Information...................................      9
     Section 2.3  Purchase Price............................................      9

ARTICLE  3  THE CLOSING AND POST-CLOSING ADJUSTMENTS........................     11
     Section 3.1  Place and Date of Closing.................................     11
     Section 3.2  Bank's Deliveries at Closing..............................     11
     Section 3.3  Bon-Ton's Deliveries at Closing...........................     11
     Section 3.4  Final Closing Statement...................................     12

ARTICLE  4  REPRESENTATIONS AND WARRANTIES..................................     14
     Section 4.1  General Representations and Warranties of Bon-Ton.........     14
     Section 4.2  Representations and Warranties of Bon-Ton Regarding
                    the Accounts and the Indebtedness.......................     15
     Section 4.3  General Representations and Warranties of Bank............     16

ARTICLE  5  CONDITIONS PRECEDENT............................................     17
     Section 5.1  Conditions to Obligations of Bank.........................     17
     Section 5.2  Conditions to Obligations of Bon-Ton......................     18

ARTICLE  6  ADDITIONAL AGREEMENTS AND COVENANTS.............................     19
     Section 6.1  Account Payments..........................................     19
     Section 6.2  No Sale of Assets.........................................     19
     Section 6.3  Tax on Sale...............................................     19
     Section 6.4  Public Announcements......................................     20
     Section 6.5  Confidentiality...........................................     21
     Section 6.6  Notices to Account Debtors; Use of Account Debtor List....     22
     Section 6.7  Conversion of Accounts....................................     22
     Section 6.8  Credit Bureau Reporting...................................     22
     Section 6.9  Further Assistance........................................     22

ARTICLE  7  INDEMNIFICATION.................................................     23
     Section 7.1  Indemnification by Bon-Ton................................     23

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
     Section 7.2  Indemnification by Bank...................................     23
     Section 7.3  Procedures................................................     24
     Section 7.4  Limitations on Indemnification............................     25
     Section 7.5  Survival; Remedies........................................     25

ARTICLE  8  MISCELLANEOUS...................................................     26
     Section 8.1  Waiver....................................................     26
     Section 8.2  No Joint Venture..........................................     26
     Section 8.3  Payment Terms.............................................     26
     Section 8.4  Entire Agreement..........................................     26
     Section 8.5  Notices...................................................     27
     Section 8.6  Modification..............................................     28
     Section 8.7  Governing Law.............................................     28
     Section 8.8  Severability..............................................     28
     Section 8.9  Assignment................................................     28
     Section 8.10  Accounting Terms.........................................     28
     Section 8.11  Singular and Plural......................................     29
     Section 8.12  Headings.................................................     29
     Section 8.13  Expenses.................................................     29
     Section 8.14  Counterparts.............................................     29
     Section 8.15  Waiver of Jury Trial; Consent to Jurisdiction............     29

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                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement is made and entered into as of the 20th day of June, 2005 by and between THE BON-TON STORES, INC. ("Bon-Ton"), with its principal place of business at 2801 East Market Street, York, Pennsylvania 17402 and HSBC Bank Nevada, N.A. ("Bank" or "HSBC"), with its principal place of business at 1111 Town Center Drive, Las Vegas, NV 89144.

                                   WITNESSETH

      WHEREAS, Bon-Ton desires to sell the portfolio of accounts and related indebtedness that arose from the sale of goods and services to its customers and accountholders; and

      WHEREAS, Bank desires to purchase from Bon-Ton such accounts and related indebtedness and related assets on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein, the benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.1  DEFINITION OF TERMS USED IN THE AGREEMENT.

The following terms shall have the following meanings when used in this
Agreement:

(a) "Account" means (a) any account, account receivable, Indebtedness, other receivable, contract right, chose in action, general intangible, chattel paper, instrument, document, note, and proceeds thereof, wherever located, whether now owned or hereafter acquired by Bon-Ton, arising out of the sale of Merchandise or Cross-Marketing Merchandise to an Account Debtor pursuant to a Credit Card Agreement, (b) all Account Documentation evidencing the same, (c) any and all rights and remedies as to stoppage-in-transit, reclamation, return and repossession of Merchandise and Cross-Marketing Merchandise financed pursuant thereto, (d) all rights as to any Merchandise, Cross-Marketing Merchandise, goods or other property, contracts of indemnity, guaranties or sureties, proceeds of insurance and other proceeds at any time standing as security therefor; provided, that "Account" shall not include any Account as of the Cut-Off Time, (i) that is a Bankruptcy Account, (ii) as to which the

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      Account Debtor is deceased ("Deceased Account"), (iii) disputed
      Indebtedness with respect to any Account as to which Bon-Ton has notice of actual or possible fraud from the Account Debtor ("Fraud Account"), (iv) that is a Lost or Stolen Account, (v) that is paying under a Consumer Credit Counseling Service or similar debt management payment plan ("CCCS/DMP Account"), (vi) that is subject to any pending litigation ("Pending Litigation Account") or (vii) as to which the Account Debtor is on the U.S. Office of Foreign Assets Control Specially Designated Nationals list ("OFAC Accounts").

(b) "Account Debtor" means any Person who is or who may become obligated pursuant to an Account and whose Account has not been purged from Bon-Ton's systems.

(c) "Account Debtor List" means the list of Account Debtors, including names and addresses.

(d) "Account Documentation" means any and all documentation relating to Accounts to the extent such documentation is in Bon-Ton's possession or control as of the Cut-Off Time, and all rights and privileges accruing under such documentation, including, without limitation, applications for Accounts, outstanding solicitations for Accounts, pending applications for Accounts, Credit Card Agreements, sales orders and finance copies thereof, billing statements, all Account Debtor records including all lists and compilations in whatever form of the Accounts, the Account Debtors, and the Credit Card Agreements, and all correspondence, memoranda, magnetic tapes, disks, or hardcopy formats, and all other written material relating to Accounts.

(e) "Account Marks" means, with respect to any Person, the name, trademarks, and service marks used by such Person in connection with the Accounts.

(f)   "Account Portfolio Assets" means all of the following: (i) the Accounts;
      (ii) the Indebtedness; (iii) any and all rights to process such Accounts;
      (iv) the Account Documentation; (v) all rights and privileges accruing under the Account Documentation on and after the Cut-Off Time; and (vi) all rights with respect to the Related Contracts.

(g) "Accrued Interest" means interest accruing to an Account between the last Account billing date prior to the Cut-Off Time and the Cut-Off Time.

(h) "Affiliate" means, with respect to any Person, any entity that controls, is controlled by, or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract, or otherwise.

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(i)   "Agreement" means this Purchase and Sale Agreement, including all addenda, exhibits, and schedules hereto.

(j)   "Agreement Confidential Information" has the meaning assigned to it in
      Section 6.5(a).

(k) "Assumption Agreement" means the agreement to be executed by Bank and Bon-Ton and delivered at Closing pursuant to Sections 3.2(a) and 3.3(a) of this Agreement in substantially the form of Exhibit B.

(l) "Bankruptcy Account" means an account as to which the Account Debtor is a Bankrupt Account Debtor provided that (A) Bon-Ton has received notification from any source of the commencement of such Bankrupt Account Debtor's bankruptcy case, on or prior to the Closing Date, or (B) Bon-Ton or Bank determines within sixty (60) days after the Closing Date that such Account Debtor became a Bankrupt Account Debtor prior to the Closing Date based upon a reliable data base.

(m) "Bankrupt Account Debtor" means an Account Debtor who (i) has filed for bankruptcy under the Bankruptcy Code prior to the Closing Date and whose bankruptcy case has not been closed or dismissed and (ii) opened the subject Account prior to the commencement of such bankruptcy case.

(n) "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

(o) "Bill of Sale" means the agreement to be executed by Bank and Bon-Ton and delivered at Closing pursuant to Sections 3.2(b) and 3.3(b) of this Agreement in substantially the form of Exhibit C.

(p) "Bon-Ton" means the Bon-Ton Stores, Inc., a Pennsylvania corporation, and its subsidiaries.

(q) "Bon-Ton's Revolving Credit Business" means Bon-Ton's business with respect to the Account Portfolio Assets.

(r)   "Bon-Ton Indemnified Parties" has the meaning assigned to it in Section
      7.2.

(s) "Business Day" means any day that is not a Saturday, a Sunday, or a day on which banks or Bon-Ton are required or permitted to be closed in the State of Nevada or the Commonwealth of Pennsylvania.

(t) "Bank Confidential Information" has the meaning assigned to it in Section 6.5(a).

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(u)   "Bank Indemnified Parties" has the meaning assigned to it in Section 7.1.

(v) "Charged-Off Account" means an Account that is 180 days or more past due or which has otherwise been charged off by Bon-Ton.

(w) "Closing" means the transfer of the Account Portfolio Assets from Bon-Ton to Bank in exchange for payment of the Purchase Price upon satisfaction or written waiver of the conditions precedent by the appropriate Party as set forth in this Agreement.

(x) "Closing Date" means the date on which the Closing takes place, which date shall be June 20, 2005 if all conditions precedent to the Closing have been met, satisfied or waived, or such other date as is mutually agreed between the Parties.

(y) "Closing Tape" means a standard master file tape or tapes of the Accounts to be transferred as of the Cut-Off Time, which tape or tapes shall include at least the following information for each Account identified on such Closing Tape: Account number; Account Debtor's name and address; origination date; current billed interest, current billed fees; credit limit; and current balance.

(z)   "Confidential Information" has the meaning assigned to it in Section
      6.5(a).

(aa)  "Conversion Date" has the meaning assigned to it in Section 6.7.

(bb) "Credit Card Agreement" means the credit agreement between an Account Debtor and Bon-Ton pursuant to which an Account Debtor may be permitted to purchase, from time to time, Merchandise and Cross-Marketing Merchandise on credit.

(cc) "Credit Card Program Agreement" means the Credit Card Program Agreement between Bank and Bon-Ton executed concurrent with this Agreement

(dd) "Cross-Marketing Merchandise" means those goods and services, including accessories, extended warranties and delivery services sold in connection therewith, sold by any Person other than Bon-Ton in connection with the Program.

(ee) "Cross-Reference File" means a file provided by Bon-Ton post-closing setting forth the account numbers of any accounts retained by Bon-Ton.

(ff) "Cut-Off Time" means the close of Bon-Ton's business on the Business Day before the Closing Date.

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(gg)  "Estimated Purchase Price" has the meaning assigned to it in Section 2.3.

(hh) "Federal Funds Interest Rate" means the average of the high and low "Federal Funds" interest rates for the Business Day immediately preceding the Final Settlement Date, as such rate is reported on the Final Settlement Date in the Money Rates Column of The Wall Street Journal or as determined in such other mutually acceptable manner as the Parties agree if The Wall Street Journal is no longer reporting such rate.

(ii)  "Final Closing Statement" means the final closing statement described in
      Section 3.4, satisfactory in form and substance to the Parties, which closing statement sets forth the Purchase Price and which reflects all adjustments from the Preliminary Closing Statement as are agreed to by the Parties with respect to such Accounts.

(jj) "Final Settlement Date" shall have the meaning assigned to it in Section 3.4(a).

(kk) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ll) "Indebtedness" means an obligation incurred by an Account Debtor in respect of an Account, including, without limitation, any charges for Merchandise and Cross-Marketing Merchandise, sales tax, and all finance charges, late charges, and other similar charges and fees added to an Account, as such charges are accrued pursuant to Bon-Ton's accounting practices and net of any credit balances.

(mm)  "Indemnified Party" shall have the meaning assigned to it in Section
      7.3(a).

(nn)  "Indemnifying Party" shall have the meaning assigned to it in Section
      7.3(a).

(oo)  "Interim Servicing Agreement" shall have the meaning assigned to it in
      Section 6.7.

(pp) "Lost or Stolen Account" means an account as to which the related credit card or account number has been reported to Bon-Ton as lost or stolen.

(qq) "Merchandise" means those goods and services, including accessories, extended warranties and delivery services sold in connection therewith, sold by Bon-Ton and its subsidiaries.

(rr) "Party" means, when used in the singular, either Bank or Bon-Ton, as the context requires; when used in the plural, Bank and Bon-Ton.

(ss) "Person" shall mean any individual, sole proprietorship, partnership, limited liability

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      company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, or government (whether federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

(tt) "Preliminary Closing Statement" means a draft closing statement that is prepared by Bon-Ton and presented to Bank pursuant to Section 2.2.

(uu) "Prepetition Indebtedness" means Indebtedness arising under the Account of a Bankrupt Account Debtor that arose prior to the commencement of such Bankrupt Account Debtor's bankruptcy case.

(vv)  "Program" means Bon-Ton's revolving credit program.

(ww) "Purchase Price" means the purchase price to be paid by Bank to Bon-Ton for the Account Portfolio Assets finally determined pursuant to Section
      3.4 of this Agreement.

(xx)  "Related Contracts" means the agreements set forth on Exhibit D.

(yy)  "Securitization Trust" means the Bon-Ton Receivable Master Note Trust.

(zz) "Taxes" means any federal, state, local, or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(aaa) "Total Receivables Purchased" shall be the amount calculated on Exhibit A.

                                    ARTICLE 2
                      PURCHASE OF ACCOUNT PORTFOLIO ASSETS

SECTION 2.1  PURCHASE.

On the Closing Date, effective as of the Cut-Off Time, and subject to the terms and conditions of this Agreement, Bon-Ton shall sell, assign, and transfer to Bank, and Bank shall purchase from Bon-Ton for the Purchase Price, all of Bon-Ton's right, title, and interest in the Account Portfolio Assets as of the Cut-Off Time.

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Subject to the terms herein, commencing on the Cut-Off Time and continuing thereafter, Bank shall assume the obligations of Bon-Ton, and Bon-Ton shall assign its rights to Bank, under the Related Contracts and the terms of Bon-Ton's Account Documentation.

SECTION 2.2  PRELIMINARY INFORMATION.

On the second Business Day prior to the Closing Date, Bon-Ton shall deliver to Bank a Preliminary Closing Statement that shall calculate the estimated Purchase Price for the Account Portfolio Assets being transferred on the Closing Date, which Preliminary Closing Statement shall be based on the information available to Bon-Ton prior to the Closing Date. The form of both the Preliminary Closing Statement and the Final Closing Statement, showing the manner in which the Purchase Price is to be calculated in accordance with Bon-Ton's established accounting practices, is attached hereto as Exhibit A.

SECTION 2.3  PURCHASE PRICE.

The estimated Purchase Price (the "Estimated Purchase Price") shall be calculated using the Preliminary Closing Statement. The Estimated Purchase Price shall be subject to post-closing adjustments in accordance with Section 3.4, with the result being the final Purchase Price.

SECTION 2.4  TRANSACTIONAL ALLOCATION FOR U.S. FEDERAL INCOME TAX PURPOSES

Bank and Bon-Ton agree that the Purchase Price shall be allocated for U.S. federal income tax purposes among the Account Portfolio Assets (and adjusted as soon as possible thereafter following any post-closing adjustments) in accordance with Section 1060 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder as set forth in Schedule 2.4. As promptly as practicable following the Closing Date, the Parties mutually shall determine the value of the Indebtedness and the Account Portfolio Assets and the values determined by such valuation shall be deemed to be final and conclusive as to their fair market values. Bank and Bon-Ton will file all applicable tax returns and other required tax related schedules and documents (including Form 8594, if applicable) in accordance with those fair market values and allocations, and will not adopt or otherwise assert tax positions inconsistent therewith. Notwithstanding the foregoing, in the event the Internal Revenue Service challenges any position taken by any Party hereto, the Party against which a challenge is made may settle or litigate such challenge without the consent of, or liability to, the other Party.

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                                    ARTICLE 3
                    THE CLOSING AND POST-CLOSING ADJUSTMENTS

SECTION 3.1  PLACE AND DATE OF CLOSING.

The Closing shall take place through the wire transfer of the Estimated Purchase Price and facsimile exchange, together with subsequent overnight courier exchange, of the required closing documents on the Closing Date, or as otherwise mutually agreed by the Parties.

SECTION 3.2  BANK'S DELIVERIES AT CLOSING.

On the Closing Date, upon satisfaction or waiver of the conditions precedent in
Section 5.1 of this Agreement, Bank shall deliver to Bon-Ton:

      (a)   the Assumption Agreement;

      (b)   the Bill of Sale;

      (c)   the Estimated Purchase Price;

      (d)   the Credit Card Program Agreement and Interim Servicing Agreement;
            and

      (e) all such additional instruments, documents, or certificates as may be necessary for the consummation at such Closing of the transactions contemplated by this Agreement.

SECTION 3.3  BON-TON'S DELIVERIES AT CLOSING.

In order to transfer and assign all of the right, title, and interest of Bon-Ton in the Account Portfolio Assets as of the Cut-Off Time, upon satisfaction or waiver of the conditions precedent in Section 5.2 of this Agreement and upon receipt of the Estimated Purchase Price, Bon-Ton shall deliver the following to
Bank:

      (a)   the Assumption Agreement;

      (b)   the Bill of Sale;

      (c) the Closing Tape, together with a format of such tape, and a description of the fields on such tape;

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      (d)   all UCC-1 financing statements required by Section 5.1(d) of this
            Agreement;

      (e)   the Credit Card Program Agreement and Interim Servicing Agreement;

      (f)   the Account Documentation;

      (g) documentation reasonably deemed necessary by Bank to evidence the termination of previous encumbrances of the Accounts or the Indebtedness due to Bon-Ton's securitization of the Account Portfolio Assets; and

      (h) all such additional instruments, documents, or certificates as may be necessary for the consummation at such Closing of the transactions contemplated by this Agreement.

SECTION 3.4  FINAL CLOSING STATEMENT.

      (a) Within sixty (60) days after the Closing Date, or at such other time as is mutually agreed to by the Parties, Bank shall prepare (with the assistance of Bon-Ton with respect to items under Bon-Ton's control) and deliver to Bon-Ton a Final Closing Statement or other mutually acceptable documentation showing the changes to the Preliminary Closing Statement. Bon-Ton shall review such Final Closing Statement within thirty (30) days and shall promptly notify Bank of any discrepancies. The Parties shall confer until they are in agreement on the Final Closing Statement. In the event the Parties are unable to reach agreement on the Final Closing Statement within ten (10) Business Days of the date Bank has been notified of any discrepancies by Bon-Ton, with respect to the funds that are the subject of the discrepancy, either Party shall by written notice to the other Party, have the right to require that promptly thereafter the Parties shall jointly hire a nationally recognized public accounting firm as the Parties mutually agree, to resolve any discrepancies in the Final Closing Statement, and shall equally share the costs of such resolution. The accounting firm selected shall not at the time of selection or for six months prior thereto (or at any time during its engagement hereunder) be performing services for the Bank, Bon-Ton or any of their respective Affiliates. The final resolution and decision issued by such accounting firm shall be binding upon the Parties. The Parties shall use their commercially reasonable efforts to cause the accounting firm to complete its work and render its report in respect thereof to the Parties no later than thirty (30) days following the engagement of the accounting firm. The date when Bon-Ton and Bank reach agreement on the Final Closing Statement or, in the absence of such agreement the date when final resolution and decision is issued, is referred to in this Agreement as the "Final Settlement Date."

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      (b)   If the Final Closing Statement establishes an increase in the
            Purchase Price for the Account Portfolio Assets over that calculated based on the Preliminary Closing Statement for any reason, including the addition of Accounts between the Cut-Off Time and the Final Settlement Date, the amount of any such increase shall be delivered to Bon-Ton by Bank within three (3) Business Days after the Final Settlement Date. If the Final Closing Statement establishes a decrease in the Purchase Price for the Account Portfolio Assets over that calculated based on the Preliminary Closing Statement for any reason, including the removal of Accounts that are determined not to have met the definition of "Account" as of the Cut-Off Time based upon information received and verified prior to the Final Settlement Date, the amount of such decrease shall be delivered by Bon-Ton to Bank within three (3) Business Days after the Final Settlement Date. Any payment made to any Party pursuant to this Section 3.4(b) shall include interest calculated on a daily basis from the Closing Date to the date such payment is made at the Federal Funds Interest Rate.

      (c) If a receivable that was included in the Preliminary Closing Statement does not satisfy the definition of "Account" as of the Cut-Off Time based upon information received and verified prior to the Final Settlement Date and is therefore excluded from the Final Closing Statement, such exclusion shall be effective retroactively as of the Cut-Off Time, and Bank shall remit to Bon-Ton within three
            (3) Business Days after Bank and Bon-Ton agree to the Final Closing Statement the amount of any payment Bank received from an Account Debtor on such receivable on or after the Cut-Off Time net of any amount previously credited to such receivable by Bank which after the Cut-Off Time was determined to be a check for insufficient funds, stop-payment or any amount required to be refunded by Bank to or on behalf of any Account Debtor. Within ten (10) Business Days after Bank and Bon-Ton agree to the Final Closing Statement, Bank shall deliver to the Bon-Ton any assignment, acknowledgment, or other document necessary to evidence Bon-Ton's continuing right, title, and interest in such receivable.

      (d) If a receivable that was excluded from the Preliminary Closing Statement satisfies the definition of "Account" as of the Cut-off Time based upon information received and verified prior to the Final Settlement Date, and is therefore included in the Final Closing Statement, such inclusion shall be effective retroactively as of the Cut-Off Time, and Bon-Ton shall remit to Bank within three (3) Business Days after Bank and Bon-Ton agree to the Final Closing Statement the amount of any payment Bon-Ton received from an Account Debtor on such receivable on or after the Cut-Off Time net of any amount previously credited to such receivable by Bon-Ton which after the Cut-

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            Off Time was determined to be a check for insufficient funds, stop-payment or any amount required to be refunded by Bon-Ton to or on behalf of any Account Debtor. Within ten (10) Business Days after Bank and Bon-Ton agree to the Final Closing Statement, Bon-Ton shall deliver to the Bank any assignment, acknowledgment, or other document necessary to evidence Bank's continuing right, title, and interest in such receivable.

      (e) Any payment made to any Party pursuant to this Section 3.4(c) and 3.4(d) shall include interest calculated on a daily basis from the Closing Date to the date such payment is made at the Federal Funds Interest Rate.

      (f) If Indebtedness arising from Cross-Marketing Merchandise is included in the Preliminary Closing Statement and such Indebtedness ("Disputed Indebtedness") is subject to a bonafide dispute by the Account Debtor as of the Final Settlement Date, such Disputed Indebtedness shall be excluded from the Final Closing Statement. The Disputed Indebtedness exclusion shall be effective retroactively as of the Cut-Off Time, and Bank shall remit to the Bon-Ton within three (3) Business Days after Bank and Bon-Ton agree on the Final Closing Statement the amount of any payment Bank received from an Account Debtor on Account of such Disputed Indebtedness, net of any amount previously credited to such Disputed Indebtedness by Bank which after the Cut-Off Time was determined to be a check for insufficient funds, stop-payment or any amount required to be refunded by Bank to or on behalf of any Account Debtor. Within ten
            (10) Business Days after Bank and Bon-Ton agree on the Final Closing Statement, Bank shall deliver to the Bon-Ton any assignment, acknowledgment or other document necessary to evidence such Bon-Ton's continuing right, title and interest in such Disputed Indebtedness. Any payment made to any Party pursuant to this Section 3.4(f) shall include interest calculated on a daily basis from the Closing Date to the date such payment is made at the Federal Funds Interest Rate.

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                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1  GENERAL REPRESENTATIONS AND WARRANTIES OF BON-TON.

As of the Closing Date, Bon-Ton represents and warrants to Bank as set forth below:

      (a) ORGANIZATION. Bon-Ton is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Bon-Ton has the requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted.

      (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Bon-Ton has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bon-Ton and the consummation of the transactions contemplated hereby have been, or will be prior to the Closing, duly authorized by all necessary corporate action on the part of Bon-Ton. This Agreement has been duly executed and delivered by Bon-Ton and constitutes a legal, valid, and binding obligation of Bon-Ton and is enforceable against Bon-Ton in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

      (c) NO PENDING LITIGATION. There is no pending or, to the knowledge of Bon-Ton, threatened suit, action, injunction, investigation, inquiry, or other proceeding against Bon-Ton before any court or government agency, which has resulted or will probably result in an order staying or judgment restraining or prohibiting the transactions contemplated hereby or subjecting Bon-Ton to material liability on the grounds that it has breached any law or regulation or otherwise acted improperly in connection with the transactions contemplated hereby.

      (d) NO BROKER. Bon-Ton has not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a brokerage, finders', or other fee or commission payable by Bank upon the execution of this Agreement or consummation of the transactions contemplated hereby.

      (e) PRIVACY. Bon-Ton has complied in all material respects with the applicable requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11. Bon-Ton has maintained a privacy policy with respect to its handling of the personal information of individual consumers submitted by such consumers to Bon-Ton through any medium, including the Internet. Bon-Ton's privacy policy has been available on its Internet website. Bon-Ton has complied in all material respects with the provisions of such privacy policy.

SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF BON-TON REGARDING THE ACCOUNTS AND THE INDEBTEDNESS.

As of the Closing Date, Bon-Ton represents and warrants to Bank with respect to the Accounts and associated Indebtedness, that:

      (a) TITLE TO ACCOUNTS. Except for the transfer by Bon-Ton of Indebtedness into the Securitization Trust, there has been no prior sale by Bon-Ton of the Accounts. Except for liens, encumbrances, pledges and transfers related to the Securitization Trust, Bon-Ton has not granted any encumbrances with respect to any Account, pledged any such Account, nor taken any action to transfer ownership of the Accounts to anyone other than Bank; as of the Closing, Bon-Ton has full right and authority to sell and assign each such Account to Bank pursuant to this Agreement.

      (b) ACCURACY OF CLOSING TAPE. Each Account is as described in the Closing Tape in all material respects, and when delivered by Bon-Ton to Bank, the information contained in the Closing Tape shall be correct in all material respects.

      (c) CHANGE IN TERMS. Except as may have been required by law or as set forth in this Agreement, Bon-Ton did not change as a result of the contemplated sale of Accounts to Bank, the manner in which it accepted or evaluated Credit Card applications, opened Accounts, collected Accounts, or administered Accounts in the period from January 1, 2005 to the Closing Date such that the value of the Accounts was adversely affected.

      (d) COMPLIANCE WITH LAWS. (i) Bon-Ton's Revolving Credit Business has been conducted in material compliance with all applicable laws, rules, regulations, and orders; (ii) each of the Accounts have been originated, maintained and serviced in all material respects in accordance with applicable laws; (iii) each of the Accounts and the interest rates, fees, and charges in connection therewith have, at all times during Bon-Ton's ownership of such Accounts, complied in all material respects with all applicable laws; (iv) each Account and the related Indebtedness is, to the knowledge of Bon-Ton, the legal, valid and binding obligation of the Account Debtor and any guarantor named therein, subject to disputes and chargebacks in the ordinary course of business consistent with past practice; and (v) Bon-Ton has all permits, licenses, certificates of authority, orders, and approvals of, and has, or will prior to the Closing Date have made all filings, applications and registrations with, federal, state, and local governmental or regulatory bodies that are required in order to permit Bon-Ton to carry on Bon-Ton's Revolving Credit Business as it is presently conducted and all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, except where the failure to comply with such applicable laws or to have such permits, licenses, certificates of authority, orders and approvals or the failure of same to be in full force and effect would not reasonably be expected to have a material adverse effect on the Account Portfolio Assets.

      (e) CREDIT CARD AGREEMENT. Bon-Ton has heretofore delivered to Bank a true and complete copy of each form of Credit Card Agreement and any changes in terms or amendments thereto used in connection with the Credit Card Program Agreement, which would be in effect as of the Cut-Off Time with respect to any Account.

      (f) EFFECTIVENESS OF TRANSFER. The execution and delivery of the Assumption Agreement and the Bill of Sale in accordance with this Agreement and the filing of the UCC-1 financing statement referred to in Section 5.1(d) are sufficient to transfer Bon-Ton's title to the Accounts and the related Indebtedness to Bank. Upon such transfer, Bank will be vested with all of Bon-Ton's right, title, and interest in and to the Account Portfolio Assets that relate to such Accounts free and clear of any lien, pledge, claim, security interest, encumbrance, charge, or restriction of any kind existing on the Account Portfolio Assets.

      (g) PROCESSING. During the period of Bon-Ton's ownership of the Accounts, each Account has been processed in material conformance with all of the requirements of the respective Account Documentation and applicable law and Bon-Ton's written policies with respect to that Account. All Accounts presently are, and during the period of Bon-Ton's ownership of the Accounts always have been, processed by Bon-Ton or an Affiliate of Bon-Ton or third party contractor of Bon-Ton.

SECTION 4.3  GENERAL REPRESENTATIONS AND WARRANTIES OF BANK.

As of the Closing Date, Bank represents and warrants to Bon-Ton as set forth below:

      (a) ORGANIZATION. Bank is a national bank, duly organized and validly existing, and in good standing under the laws of the United States. Bank has the requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted.

      (b) AUTHORITY RELATIVE TO THIS AGREEMENT. Bank has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bank and the consummation of the transactions contemplated hereby have been, or will be prior to the Closing, duly authorized by all necessary corporate action on the part of Bank. This Agreement has been duly executed and delivered by Bank and constitutes a legal, valid, and binding obligation of Bank and is enforceable against Bank in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

      (c) PERMITS LICENSES AND APPROVALS. Bank has all permits, licenses, certificates of authority, orders, and approvals of, and has, or will prior to the Closing Date have made all filings, applications and registrations with, federal, state, and local governmental or regulatory bodies that are required in order to permit Bank to acquire, and conduct business with respect to, the Account Portfolio Assets and all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, except where the failure to comply with such applicable laws or to have such permits, licenses, certificates of authority, orders and approvals or the failure of same to be in full force and effect would not reasonably be expected to have a material adverse effect on the Account Portfolio Assets.

      (d) NO PENDING LITIGATION. There is no pending or, to the knowledge of Bank, threatened suit, action, injunction, investigation, inquiry, or other proceeding against Bank before any court or government agency, which has resulted or will probably result in an order staying or judgment restraining or prohibiting the transactions contemplated hereby or subjecting Bank to material liability on the grounds that it has breached any law or regulation or otherwise acted improperly in connection with the transactions contemplated hereby.

      (e) NO BROKER. Bank has not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders', or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

SECTION 5.1  CONDITIONS TO OBLIGATIONS OF BANK.

The obligation upon Bank to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived by Bank), which conditions Bon-Ton agrees to use its commercially reasonable efforts to fulfill (Bank agrees to use commercially reasonable efforts to cooperate with Bon-Ton as Bon-Ton may reasonably request in order to facilitate the satisfaction of these conditions):

      (a) CLOSING DOCUMENTS. Bon-Ton shall have executed and delivered this Agreement and the documents set forth in Section 3.3 of this Agreement to which it is a party, and each such document shall be in full force and effect.

      (b) COMPLIANCE WITH COVENANTS. Bon-Ton shall have performed, and be in compliance with, in all material respects all of its agreements and covenants to be performed by Bon-Ton on or prior to the Closing Date under this Agreement.

      (c) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranty of Bon-Ton contained in this Agreement shall be true in all material respects on and as of the Closing Date as if made on such date.

      (d) FINANCING STATEMENTS. At or before the Closing Date, Bon-Ton shall have executed and delivered to Bank such financing statements, as are prepared by Bank for filing, which are reasonably necessary to give notice of Bank's interest in the Account Portfolio Assets transferred by Bon-Ton. Such financing statements may be filed by Bank, in its discretion, at the appropriate place or places for the financing statements to be filed for such purpose.

      (e) HSR ACT. On or prior to the Closing Date, any applicable waiting period under the HSR Act shall have expired or been terminated.

      (f) SECURITIZATION. Bon-Ton shall have terminated its securitization of the Account Portfolio Assets and shall have presented evidence of such termination to Bank's reasonable satisfaction.

SECTION 5.2  CONDITIONS TO OBLIGATIONS OF BON-TON.

The obligation upon Bon-Ton to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived by Bon-Ton), which conditions Bank agrees to use its commercially reasonable efforts to fulfill (Bon-Ton agrees to use commercially reasonable efforts to cooperate with Bank as Bank may reasonably request in order to facilitate the satisfaction of these conditions):

      (a) CLOSING DOCUMENTS. Bank shall have executed and delivered this Agreement and the documents set forth in Section 3.2 of this Agreement, and each such document shall be in full force and effect.

      (b) PURCHASE PRICE. The Estimated Purchase Price shall have been delivered to Bon-Ton pursuant to Bon-Ton's written instructions.

      (c) COMPLIANCE WITH COVENANTS. Bank shall have performed, and be in compliance with, in all material respects all their respective agreements and covenants to be performed by Bank on or prior to the Closing Date under this Agreement.

      (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bank contained in this Agreement shall be true in all material respects on and as of the Closing Date as if made on such date.

      (e) HSR ACT. On or prior to the Closing Date, any applicable waiting period under the HSR Act shall have expired or been terminated.

      (f) OPINION. Bon-Ton shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, dated the Closing Date, in form reasonably acceptable to Bon-Ton that the transfer of the Accounts pursuant to this Agreement is a "true sale" for purposes of the Bankruptcy Code.

                                    ARTICLE 6
                       ADDITIONAL AGREEMENTS AND COVENANTS

SECTION 6.1  ACCOUNT PAYMENTS.

After the Conversion Date, Bon-Ton agrees that it will remit or forward, as soon as practicable, but in any event no later than three (3) Business Days after the receipt thereof, to Bank any payment or the amount of any payment, as the case may be, on an Account that has been transferred to Bank (in the case of a remittance, net of any amount required to be refunded by Bon-Ton to or on behalf of any Account Debtor, to the extent such amount has not been previously remitted or refunded), and will promptly forward any other document pertaining to an Account received from or on behalf of an Account Debtor after the Conversion Date. Bank agrees that it will remit or forward, as soon as practicable, but in any event no later than three (3) Business Days after receipt thereof, to Bon-Ton any payment or the amount of any payment, as the case may be, received on an account that is not an Account (in the case of a remittance, net of any amount previously remitted representing a check returned for insufficient funds or any amount required to be refunded by Bank to or on behalf of the obligor on any such account, to the extent such amount has not been previously remitted or refunded).

SECTION 6.2  NO SALE OF ASSETS.

Prior to the Closing Date, without the prior written consent of Bank, Bon-Ton shall not sell, lease, assign, transfer, encumber, or otherwise dispose of any of the Account Portfolio Assets except pursuant to this Agreement and in the ordinary course of Bon-Ton's business pursuant to the Program. Nothing in this
Section 6.2 shall refer or apply to any transactions related to Bon-Ton's securtization of the Accounts.

SECTION 6.3  TAX ON SALE.

      (a) RESPONSIBILITY FOR TAXES - BON-TON. Bon-Ton shall be liable for and pay (i) any Taxes relating to the Account Portfolio Assets that accrue or otherwise relate to any taxable year or period (or portion thereof) ending on or prior to the Closing Date (except that Taxes attributable to transactions or events occurring during the period after the Cut-Off Time and ending on the Closing Date shall be apportioned to Bon-Ton only if such transactions or events are properly includible in Bon-Ton's consolidated tax return and shall otherwise be apportioned to the Bank), and (ii) any Taxes imposed on the Bon-Ton as a result of the sale of the Account Portfolio Assets to the Bank. For purposes of this Agreement, Taxes attributable to a portion of a taxable year or period shall be determined on a "closing of the books" basis as of the Closing Date, except that Taxes imposed on a periodic basis (such as property Taxes) shall be allocated on a daily basis.

      (b) RESPONSIBILITY FOR TAXES - BANK. Bank shall be liable for and pay any Taxes relating to the Account Portfolio Assets that accrue or otherwise relate to any taxable year or period beginning after the Cut-Off Time; except for (i) Taxes imposed upon Bon-Ton as a result of the sale of the Account Portfolio Assets to the Bank and (ii) any other Taxes for which Bon-Ton is responsible as set forth in Section 6.3(a)(i).

      (c) INFORMATION REPORTING. Unless otherwise provided herein, Bon-Ton shall be responsible for any applicable 2005 IRS or state information reporting for events (including cancellation of indebtedness) or payments related to the Account Portfolio Assets which occur during the period beginning January 1, 2005 and ending on the Cut-Off Time. Bank shall be responsible for any applicable 2005 IRS or state information reporting for events (including cancellation of indebtedness) or payments related to the Account Portfolio Assets which occur subsequent to the Cut-Off Time.

SECTION 6.4  PUBLIC ANNOUNCEMENTS.

The Parties shall consult with each other before they or any of their respective Affiliates or agents issue any press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, and none of them nor any Affiliate of any of them shall issue any such press release or make any public statement prior to receiving express written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except, in each case, as may be required by applicable law or regulation, in which case such Party or Affiliate thereof shall consult with the other Party prior to such release or statement to the extent practicable.

SECTION 6.5  CONFIDENTIALITY.

      (a) This Agreement, the Interim Servicing Agreement, the performance of the Parties hereunder and thereunder and the transactions contemplated hereby and thereby, shall be confidential ("Agreement Confidential Information") and no Party or its officers, directors, shareholders, employees, attorneys, accountants, advisors, lenders, agents, successors, assigns or personal representatives shall disclose the Agreement Confidential Information to any other Person except as otherwise required by law or to enforce their rights with respect to the Agreement Confidential Information. Bank shall not disclose any confidential or proprietary information of Bon-Ton (the "Bon-Ton Confidential Information") to any Person who is not a partner, officer, employee, counsel, or agent of Bank except with the consent of Bon-Ton or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee with jurisdiction over Bank. Bon-Ton shall not disclose any confidential or proprietary information of Bank (the "Bank Confidential Information") to any Person who is not a partner, officer, employee, counsel, or agent of Bon-Ton except with the consent of Bank or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative, or legislative body or committee with jurisdiction over Bon-Ton. The Agreement Confidential Information, the Bon-Ton Confidential Information, and the Bank Confidential Information are hereinafter collectively referred to as the "Confidential Information."

      (b) In the event that a Party receives a request to disclose any Confidential Information of the other Party under such subpoena or order, such Party shall (i) notify the other Party within five (5) Business Days after receipt of such request; (ii) consult with that Party on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, cooperate with that Party in any attempt that such Party may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information.

      (c) Information will not be deemed Confidential Information if (i) the information is already lawfully in the possession of or was independently developed by the Party with respect to which the Confidential Information is not concerned and is not otherwise subject to an agreement as to confidentiality; (ii) the information becomes generally available in the public domain other than as a result of a disclosure by such Party or such Party's officers, employees, counsel, or agents in violation of the terms of this Agreement; (iii) the information is lawfully acquired from a Person other than the Party with respect to which it is concerned or Persons known to be in breach of an obligation of secrecy to such Party; or (iv) the information is contained in or derived from any Account Documentation delivered by Bank or is otherwise Account information Bank or Bank's counsel or underwriters determine is reasonably required to be disclosed in connection with the securitization and sale of interests in the Accounts or Indebtedness.

SECTION 6.6  USE OF ACCOUNT DEBTOR LIST.

Following the consummation of the transaction contemplated herein on the Closing Date, subject to the terms of the Credit Card Program Agreement, Bon-Ton shall relinquish all rights to the Account Debtor List. Nothing in this Section 6.6 shall prevent Bon-Ton from retaining and using any information regarding its retail customers who also happen to be Account Debtors.

SECTION 6.7  CONVERSION OF ACCOUNTS.

Concurrently with this Agreement, the parties shall execute an interim servicing agreement (the "Interim Servicing Agreement"), whereby Bon-Ton shall continue to provide services for the Accounts until their transfer to Bank (currently estimated to occur on or before November 1, 2005 - the "Conversion Date"). After the Conversion Date, with respect to all Account Portfolio Assets, Bank shall be responsible for all Account Debtor service issues, any and all losses resulting from service issues, and for refunding credit balances at its expense to the extent such credit balances were taken into account in computing the Purchase Price as a reduction thereof. In addition, with respect to all Account Portfolio Assets, Bank assumes and agrees to pay, perform in accordance with the terms of, and be bound by Bon-Ton's obligations that are to be performed after the Closing Date with respect to, the Related Contracts and the Accounts and under the Account Documentation, including without limitation, any Cross-Marketing Merchandise, whether or not arising after the Cut-Off time. Bank agrees that it will conduct the conversion of Account Portfolio Assets onto its systems as promptly as practicable following the Closing Date and compensate Bon-Ton for their costs of conversion in an amount as set forth in the Credit Card Program Agreement.

SECTION 6.8  CREDIT BUREAU REPORTING.

Upon Closing, with the cooperation of Bank, Bon-Ton will notify the three major credit reporting bureaus (Equifax, Experian and TransUnion) that the designation on all Accounts shall reflect that the Accounts were transferred.

SECTION 6.9  FURTHER ASSISTANCE.

The Parties will use all commercially reasonable efforts to obtain the satisfaction of the conditions set forth in Article 5 hereof and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, (i) assisting Bank in the orderly transition of the Account Portfolio Assets being acquired by Bank, (ii) giving prompt notice to the other Party regarding any customer service or Federal Fair Credit Billing Act complaints filed by an Account Debtor which affects such other Party and (iii) delivering Account Documentation and such other information as Bank may reasonably request in connection with the servicing of the Accounts to the extent and in the same form and condition that Bon-Ton maintains such information. Without limiting the foregoing, each Party shall make or cause to be made, as promptly as practicable (which filing shall be made in any event within five (5) days after the date of this Agreement), all filings with governmental entities that are necessary to obtain all authorizations, consents, orders and approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including all filings required under the HSR Act, if necessary. Each Party shall use its commercially reasonable efforts to respond to any requests for additional information made by any governmental entities with respect to all filings required under applicable laws. Bank shall take all actions necessary to obtain any required approvals of any governmental entities under applicable laws, to resist in good faith, at its cost and expense, any assertion that the transactions contemplated hereby constitute a violation of any laws and to eliminate any impediment under any law that may be asserted by any governmental entity so as to enable the Closing to occur as soon as reasonably possible, all to the end of expediting consummation of the transactions contemplated hereby.

SECTION 6.10 CROSS-REFERENCE FILE.

Bon-Ton agrees to provide Bank with the Cross-Reference File no later than fifteen (15) days after the Closing Date. The account numbers set forth in the Cross-Reference File shall be used solely for the purpose of Bank's conversion and servicing of the Account Portfolio Assets or as required by applicable law.

                                    ARTICLE 7

                                 INDEMNIFICATION

SECTION 7.1  INDEMNIFICATION BY BON-TON.

Bon-Ton agrees to indemnify and hold harmless Bank and its officers, directors, employees, partners, agents and Affiliates (the "Bank Indemnified Parties"), from any liability, loss, cost, or expense, including reasonable attorneys' fees, (collectively, "Losses") which shall result from and be caused by (i) the breach of any of Bon-Ton's representations or warranties contained in this Agreement, (ii) the breach by Bon-Ton of any of its covenants or agreements contained in this Agreement, or (iii) Bon-Ton's acts or omissions or failure to satisfy any of its obligations or liabilities to third parties with respect to the Account Portfolio Assets incurred on or prior to the Closing Date, provided; that in no event shall Bon-Ton be obligated under this Article 7 to indemnify the Bank Indemnified Parties against any liability, loss, cost, expense, damages, including without limitation punitive damages, and any interest thereon which shall result solely from the willful or negligent acts or omissions of the Bank Indemnified Parties, but provided nevertheless that if Bank and Bon-Ton are jointly sued by a third party and Bank and Bon-Ton are held to be liable as joint tortfeasors by a court of competent jurisdiction, then the allocation of loss between Bank and Bon-Ton shall be as determined by such court. Nothing in this Section 7.1 shall limit any indemnification obligation that may arise as a result of Bon-Ton's servicing of the Accounts under the Interim Servicing Agreement.

SECTION 7.2  INDEMNIFICATION BY BANK.

Bank agrees to indemnify and hold harmless Bon-Ton and its officers, directors, employees, partners, agents and Affiliates (the "Bon-Ton Indemnified Parties"), from any Losses which shall result from and be caused by (i) the breach of any of Bank's representations or warranties contained in this Agreement, (ii) the breach by Bank of any of its covenants or agreements contained in this Agreement, (iii) Bank's acts or omissions or failure to satisfy any of its obligations or liabilities to third parties with respect to the Account Portfolio Assets on or after the Closing Date, provided, that in no event shall Bank be obligated under this Article 7 to indemnify the Bon-Ton Indemnified Parties against any liability, loss, cost, expense, damages, including without limitation punitive damages, and any interest thereon which shall result solely from the willful or negligent acts or omissions of the Bon-Ton Indemnified Parties; but provided nevertheless that if Bank and Bon-Ton are jointly sued by a third party and Bank and Bon-Ton are held to be liable as joint tortfeasors by a court of competent jurisdiction, then the allocation of loss between Bank and Bon-Ton shall be as determined by such court.

SECTION 7.3  PROCEDURES.

      (a) In the event any claim is made, or any suit or action is commenced, against a Party with respect to which such Party may seek indemnification under this

            Article 7 from another Party, then such Party shall give notice thereof to the Party from whom indemnification is sought hereunder. The Party against which such claim is made, or any suit or action is commenced, will hereinafter be referred to as the "Indemnified Party"; the Party to which such notice is given will hereinafter be referred to as the "Indemnifying Party." Such notice must be given within ten (10) days of the Indemnified Party's notice of any such claim, suit or action (subject to Section 7.4(a)). The Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent the Indemnifying Party notifies the Indemnified Party in writing, to assume, at the Indemnifying Party's expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable, except as provided in
            Section 7.3(b), to such Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.

      (b) The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party elects, with the consent of the Indemnifying Party, to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel, at the Indemnifying Party's expense, shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense within thirty
            (30) days after the Indemnifying Party shall have elected to assume the defense of such action, or (iii) there is a reasonable basis on which the Indemnified Party's interests may differ from those of the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party.

      (c) The Indemnified Party shall have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party waives its right to indemnification hereunder or if the settlement requires any obligation other than the payment of money. The Indemnified Party shall have the right to settle any third party claim over the objection of the Indemnifying Party; provided, that if the Indemnifying Party is contesting such claim in good faith and has assumed the defense of such claim from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. Any such settlement or compromise of, or any final judgment or decree entered on or in, any claim, suit or action which the Indemnified Party defended or participated in the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the

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

            Indemnified Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

      (d) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

SECTION 7.4  LIMITATIONS ON INDEMNIFICATION.

      (a) If the Indemnified Party fails to give notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article 7 may be sought within ten (10) days of the Indemnified Party's receipt of notice thereof, such failure shall not limit the liability of the Indemnifying Party; provided, that this provision shall not be deemed to limit the Indemnifying Party's rights to recover for any loss, cost, or expense that it can establish resulted from such failure to give prompt notice.

      (b) The language set forth in this Article 7 governs the obligations of the Parties with respect to the subject matter thereof, but shall not be deemed to limit the rights which any Party might otherwise have at law or in equity.

      (c) Notwithstanding anything to the contrary set forth in Article 7, neither Bon-Ton nor Bank shall have any obligation to indemnify an Indemnified Party in respect of any breach of a representation or warranty under Section 7.1(i) or 7.2(i), as applicable, unless and until $200,000 in Losses have been incurred in the aggregate by the Indemnified Party in respect of breaches of representations and warranties under Section 7.1(i) or 7.2(i), as the case may be, Bon-Ton or Bank, as applicable, shall indemnify the Indemnified Party in accordance with this Article 7 to the extent of the full amount of such Losses in excess of such $200,000.

      (d) The Indemnifying Party shall not be liable for any Losses relating to any matter to the extent the Indemnified Party has been fully compensated for such matter pursuant to the post Closing adjustments in Purchase Price arising in respect of Section 3.4. In no event shall an indemnified Party be indemnified for any incidental, consequential, punitive or special damages, except to the extent that such damages are recovered by a non-party to this Agreement.

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

SECTION 7.5  SURVIVAL; REMEDIES.

      (a) It is understood and agreed that the representations and warranties set forth in this Agreement, or in any certificate or instrument delivered in connection with this Agreement, shall survive the Closing for a period of twelve (12) months. The obligations of the Parties pursuant to Sections 6.4 and 6.5 with respect to public announcements and Confidential Information shall survive delivery and transfer of the Account Portfolio Assets to Bank, and shall inure to the benefit of Bank, Bon-Ton and any assignee thereof. Without limiting the foregoing, all obligations of an Indemnifying Party to indemnify an Indemnified Party under this Article 7 shall survive the Closing.

      (b) The indemnification rights and remedies set forth in Article 7 of this Agreement are the exclusive remedy available to the Parties hereunder for breach of this Agreement, including such rights as are afforded by Section 7.4(b) above; provided, that any claim or action based on termination caused by the failure of any Party to fulfill the conditions precedent set forth in this Agreement shall be brought solely against such Party.

                                    ARTICLE 8
                                  MISCELLANEOUS

SECTION 8.1  WAIVER.

Failure or delay on the part of any Party to exercise any right provided for herein, shall not act as a waiver thereof, nor shall any single or partial exercise of any right by a Party preclude the exercise of any other right or the further exercise of such right thereof. In no event shall a term or provision of this Agreement be deemed to have been waived, modified, or amended, unless said waiver, modification or amendment is in writing and signed by all of the Parties hereto.

SECTION 8.2  NO JOINT VENTURE.

Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the Parties. Except as expressly set forth herein, no Party shall have any authority to bind or commit the other Parties.

SECTION 8.3  PAYMENT TERMS.

All payments to be made by any Party pursuant to the terms of this Agreement shall be made by wire transfer in lawful money of the United States, immediately available funds, to a bank

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

account in a member bank of the Federal Reserve System designated by the Party to which such payment is to be made. The wire instructions for payments to Bon-Ton are set forth in Exhibit A.

SECTION 8.4  ENTIRE AGREEMENT.

Each Party acknowledges that no representations, agreements, or promises were made to it by the other Party or any of the other Party's employees other than those representations, agreements, or promises specifically contained in this Agreement. This Agreement (a) sets forth the entire understanding among the Parties hereto, (b) supersedes all negotiations, prior discussions and agreements, and (c) shall be binding on and shall inure to the benefit of each Party and their respective successors and assigns, except as otherwise provided herein. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Parties with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

SECTION 8.5  NOTICES.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or the fifth Business Day after mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested, postage prepaid, by fax if immediately followed by registered or certified mail, or by a nationally recognized overnight delivery service to:

      If to Bon-Ton:

      The Bon-Ton Stores, Inc.
      2801 East Market Street
      York, Pennsylvania  17402
      Attention: Treasurer
      Facsimile: 717-751-3240

      with a copy to:

      Wolf, Block, Schorr and Solis-Cohen LLP
      250 Park Avenue
      New York, New York  10177
      Attention: Herbert Henryson II
      Facsimile: 212-672-1192

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

      If to Bank:

      HSBC Bank Nevada, N.A.
      1111 Town Center Drive
      Las Vegas, Nevada  89144
      Attention: President
      Facsimile: (702)243-1260

      with a copy to:

      HSBC Retail Services
      2700 Sanders Road
      Prospect Heights, IL 60070

      Attention: General Counsel
      Facsimile: 847-564-6001

SECTION 8.6  MODIFICATION.

This Agreement may not be modified except by a writing signed by each Party.

SECTION 8.7  GOVERNING LAW.

This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware without regard to internal principles of conflict of laws.

SECTION 8.8  SEVERABILITY.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity of unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

SECTION 8.9  ASSIGNMENT.

Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any Party without the written consent of the other Parties.

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

SECTION 8.10 ACCOUNTING TERMS.

Accounting terms used herein and not otherwise defined herein shall be construed in accordance with United States Generally Accepted Accounting Principles (GAAP) and definitions consistently applied.

SECTION 8.11 SINGULAR AND PLURAL.

Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

SECTION 8.12 HEADINGS.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13 EXPENSES.

Except as otherwise specifically provided herein, all costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parties, as the case may be, depending upon which Party incurred such costs and expenses.

SECTION 8.14 COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 8.15 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

      (a) The Parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights pursuant hereto.

      (b) Each Party (i) consents and submits to the jurisdiction of the Courts of the State of Delaware and of the Courts of the United States for the District of Delaware for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof and (ii) consents and submits to the venue of such action or proceeding in the City of Wilmington (or such judicial

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


            district of a Court of the United States as shall include the same).

      IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

THE BON-TON STORES, INC.                    HSBC BANK NEVADA, N.A.

By: /s/ H. Todd Dissinger                   By: /s/ Asin Majeed
   _______________________________             ______________________________

Name: H. Todd Dissinger                     Name: Asin Majeed
     _____________________________               ____________________________

Title: VP and Treasurer                     Title: Executive Vice President
      ____________________________                ___________________________

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